Calculation of Filing Fee Tables
S-8
HACKETT GROUP, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	1,950,000	$ 22.96	$ 44,772,000.00	0.0001531	$ 6,854.59
Total Offering Amounts:						$ 44,772,000.00		$ 6,854.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,854.59
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933 (the "Securities Act"), as amended, this registration statement also covers an indeterminate number of additional shares of common stock that may become issuable under the plans referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Estimated pursuant to Rule 457 (c) and (h) under the Securities Act solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices per share of the common stock on August 1, 2025, as reported on The Nasdaq Stock Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A